EXHIBIT 99.1


Ingles Markets, Incorporated Reports First Quarter Sales and Earnings Increases


     ASHEVILLE, N.C.--(BUSINESS WIRE)--Feb. 9, 2006--Ingles Markets, Incorporated (NASDAQ: IMKTA) today announced increased sales and earnings for the first quarter of fiscal year 2006, ended December 24, 2005.
     Net income grew 53.4% to $7.8 million for the December 2005 quarter compared with $5.1 million for the December 2004 quarter. Basic and diluted earnings per share for the Company's publicly traded Class A common stock were $0.33 and $0.32, respectively, for the December 2005 quarter compared to $0.22 and $0.21, respectively, for the December 2004 quarter.
     Net sales and comparable store sales increased 11.5% and 9.8%, respectively, for the December 2005 quarter over the same quarter last year. During the December 2005 quarter, the Company completed the replacement of one store and purchased three future store sites. Ingles operated 197 stores at December 24, 2005, and at December 25, 2004.
     Gross profit increased 8.2% for the December 2005 quarter over the December 2004 quarter, while gross profit as a percentage of sales decreased 80 basis points to 24.6% in the current year quarter from 25.4% in the prior year quarter. Larger sales growth in lower margin departments and holiday-related pricing incentives contributed to the gross profit percentage decrease.
     Operating and administrative expense dollars increased 6.3%, however as a percentage of sales, operating and administrative expenses decreased to 20.9% for the December 2005 quarter compared with 21.9% of sales for the December 2004 quarter due to the higher sales volume.
     Interest expense decreased $0.7 million for the three months ended December 24, 2005, compared to the three months ended December 25, 2004, due to a $30.9 million reduction in total debt from $595.2 million at December 25, 2004, to $564.3 million at December 24, 2005.
     Capital expenditures for the December 2005 quarter totaled $30.2 million. Ingles capital expenditure plans for all of fiscal year 2006 total approximately $75 million. For the balance of the fiscal year, Ingles plans to open four new or replacement stores, add three fuel stations at existing store locations and purchase sites for future expansion.
     Commenting on the results, Robert P. Ingle, chief executive officer, stated, "We are off to a very good start with the results for the first quarter of our fiscal year. Two weeks included in this quarter experienced record sales for our Company. We also experienced excellent comparable store sales growth. Whether it's additional organic products, expanded pharmacy and gasoline operations, or unique specialty departments, we're focused on delivering what our customers want."
     The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles' actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles' operating area, pricing pressures, increased competitive efforts by others in Ingles' marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2005 Form 10-K and Form 10-Q for the quarter ended December 24, 2005.
     Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 197 supermarkets. In conjunction with its supermarket operations, the Company also operates 74 neighborhood shopping centers, all but 17 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's National Market under the symbol IMKTA. For more information about the Company, visit Ingles' website at www.ingles-markets.com.



                     INGLES MARKETS, INCORPORATED
             (Amounts in thousands except per share data)

                    Unaudited Financial Highlights
        Condensed Consolidated Statements of Income (Unaudited)

                                                    Quarter Ended
                                               -----------------------
                                                Dec. 24,     Dec. 25,
                                                  2005         2004
                                               ----------   ----------
Net sales                                        $623,394     $559,275
Gross profit                                      153,551      141,952
Operating and administrative expenses             130,478      122,708
Rental income, net                                  1,284        1,470
Income from operations                             24,357       20,714
Other income, net                                     740          447
Interest expense                                   12,327       13,047

Income taxes                                        5,000        3,050
Net income                                         $7,770       $5,064

Basic earnings per common share - Class A           $0.33        $0.22
Diluted earnings per common share - Class A         $0.32        $0.21
Basic earnings per common share - Class B           $0.30        $0.20
Diluted earnings per common share - Class B         $0.30        $0.20

Additional selected information:
Depreciation and amortization expense             $14,755      $14,460
Rent expense                                       $6,129       $7,706


           Condensed Consolidated Balance Sheets (Unaudited)

                                                Dec. 24,     Sept. 24,
                                                  2005         2005
                                               ----------   ----------
ASSETS
  Cash and cash equivalents                       $27,879      $50,626
  Receivables-net                                  44,322       39,079
  Inventories                                     214,521      204,113
  Other current assets                             11,665       10,639
  Property and equipment-net                      756,172      744,163
  Other assets                                     17,279       17,385
                                               ----------   ----------
TOTAL ASSETS                                   $1,071,838   $1,066,005
                                               ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

  Current maturities of long-term debt            $14,951      $16,413
  Accounts payable, accrued expenses and
   current portion of other long-term
   liabilities                                    193,593      184,462
  Deferred income taxes                            29,076       31,246
  Long-term debt                                  549,366      553,015
  Other long-term liabilities                       3,971        4,020
                                               ----------   ----------
    Total Liabilities                             790,957      789,156
  Stockholders' equity                            280,881      276,849
                                               ----------   ----------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                         $1,071,838   $1,066,005
                                               ==========   ==========




     CONTACT: Ingles Markets, Incorporated, Asheville
              Ron Freeman, 828-669-2941 (Ext. 223)